EXHIBIT 10.25
2008 INCENTIVE BONUS PLAN
1.0 PURPOSE
1.1	The 2008 Incentive Bonus Plan (“Plan”) is established to incent and reward eligible Participants (defined in Section 2.3) for performance towards achieving Business Targets and Individual Targets for the current fiscal year.
2.0 DEFINITIONS
2.1	“Company” means StarTek, Inc.

2.2	“Board” means the board of directors of StarTek, Inc.

2.3	“Participant” means an employee of the Company or one of its wholly-owned subsidiaries who holds the position of director or above and is designated as a participant in the Plan by the Company’s president or Board.

2.4	“Plan Year” means January 1, 2008 through December 31, 2008, inclusive.
(a)	“First Half” means January 1 through June 30 of the Plan Year.

(b)	“Second Half” means July 1 through December 31 of the Plan Year.

(c)	“Half” or “Half Year” refers to either First Half or Second Half.
2.5	“Business Targets” are the measurements of the Company’s performance established for each Half of the Plan Year by the Company’s executive management and Board as described in Section 3.1(a)(i) below.

2.6	“Individual Targets” are the specific and measurable goals established for a Participant for each Half of the Plan Year as described in Section 3.1(b)(i) below.

2.7	“Bonus Eligibility” is a percentage that is determined by a Participant’s position level, as shown in Appendix C.
(a)	“Individual Targets Eligibility” is a percentage that is calculated by multiplying a Participant’s Bonus Eligibility by the applicable percentage for Individual Targets listed in Appendix C.

(b)	“Business Target Eligibility” is a percentage that is calculated by multiplying a Participant’s Bonus Eligibility by the applicable Business Target percentage listed in Appendix C.
2.8	“Business Targets Achievement” is the percentage by which Business Targets are achieved as determined by the applicable table in Appendix A.

2.9	“Individual Targets Achievement” is the percentage by which a Participant’s Individual Targets are achieved as determined by the process described in Section 3.1(b).

2.10	“Base Salary Earnings” is the amount of gross base salary earned by a Participant during a given Half for which a bonus is calculated.
3.0 MEASUREMENT CRITERION
3.1	Bonus payments under the Plan are based on two measures, Business Targets and Individual Targets. The percentage weighting of each of the two measures for purposes of bonus calculation varies by position level per Appendix C.
(a)	Business Targets
(i)	The Business Targets are established for each Half of the Plan Year by the Company’s executive management and Board. Payout for achieving Business Targets, determined semi-annually, is scaled depending on the Company’s performance during the Half versus the Business Targets per the matrix in Appendix A.
(1)	For site directors, regional vice presidents, and operations vice presidents, Business Targets are based on the gross margin percentage and revenue growth for their respective site or region for the relevant Half.

(2)	For all other Participants, Business Targets are based on the Company’s earnings per share and revenue growth for the relevant Half.
(ii)	Business Target Achievement must reach at least the minimum threshold per the payout matrix in Appendix A for any payout based on achieving Business Targets to be earned; otherwise the payout is zero. Business Target Achievement is capped at a maximum payout of 150%.

(b)	Individual Targets
(i)	For each Participant, specific and measurable individual goals are established for each Half of the Plan Year (“Individual Targets”).

(ii)	Payout for the Individual Targets is from 0% to 100% of the Individual Target Eligibility, depending on the percentage achievement of Individual Targets. The Participant’s manager determines such percentage achievement using a rating of 0% to 100%, which rating must also be approved by the functional or department head.

(iii)	Each rating is subject to final approval by the President and Chief Executive Officer in coordination with the Senior Vice President, Human Resources, as a condition for payout.

(iv)	Individual Targets payout may occur even if Business Target thresholds have not been met.
(c)	Payout can be received for achieving Business Targets alone, Individual Targets alone, or both Business Targets and Individual Targets. For example, although a Participant may not receive a payout for Business Target because the minimum threshold (see Section 3.1(a)(ii)) is not achieved, the Participant can nevertheless receive a payout for achieving Individual Targets if requirements are met.
4.0 PAYMENT FROM THE PLAN
4.1	Bonus payouts (if any) for the First Half are made after the 2nd quarter close of the financial books and for the Second Half after the 4th quarter close of the financial books. In each case, bonus payouts are subject to approval by the Company’s Board.

4.2	The amount of a Participant’s bonus payout for a Half, if any, equals the product of the Participant’s Base Salary Earnings multiplied by the sum of:
(a)	The product of multiplying the Participant’s Individual Target Eligibility by the Participant’s Individual Targets Achievement, and

(b)	The product of multiplying the Participant’s Business Targets Eligibility by the applicable Business Targets Achievement.
4.3	Bonus payout, if any, is made to a Participant as a lump sum, less required payroll taxes and withholdings.

4.4	In order to earn a bonus payment from the Plan for a Half, a Participant must also be in “active” status on the payroll of the Company or one of its wholly-owned subsidiaries at the time the bonus payments for such Half are made. The Participant’s continued work to support the Company’s business during the period following the Half through the time that bonus payments are made is an additional condition for earning a bonus under the Plan.
5.0 PART-YEAR PARTICIPANT ELIGIBILITY
5.1	An employee who becomes a Participant during the Plan Year is eligible to participate in the Plan as follows:
(a)	An employee who becomes a Participant during the first three months of a Half may participate in the Plan during that Half. The Business Targets and Individual Targets will be those applicable to that Half. The amount of base salary earned by such employee during that Half after first becoming a Participant shall be the base salary earnings used to calculate any bonus payments.

(b)	An employee who becomes a Participant during the last three months of a Half will not be eligible to participate in the Plan during that Half and therefore shall not earn any bonus under the Plan for that Half.
5.2	If a Participant’s employment with the Company and all of its wholly-owned subsidiaries terminates during the Plan Year, then (s)he ceases to be a Participant on the date employment is terminated. In this event, a bonus will neither be earned nor paid. If a Participant changes his or her position within the Company during the Plan year such that (s)he is no longer a Participant, then (s)he ceases to be a Participant on the date of such change, in which case a prorated bonus would be earned through the date of such change, and be subject to Section 4.0.
6.0 PROMOTIONS WITHIN THE PLAN YEAR
6.1	Promotions during the Plan Year will be handled as follows:
(a)	For the Business Targets and Individual Targets, bonus calculations will be prorated based on the period of time (days) in each position level and the prorated salary for the same period of time for each position held.
7.0 PLAN APPROVALS
7.1	This Plan is subject to approval by the Board and is effective only for the Plan Year noted above. There is no assurance that this Plan will be renewed or any similar plan will be adopted in the future.

8.0 CHANGEABILITY
8.1	StarTek management reserves the right to change, suspend or eliminate this Plan, in whole or in part, at any time, with or without notice to Participants.
9.0 RELATED DOCUMENTS
9.1	Appendix A: Business Target Matrices

9.2	Appendix B: Individual Goals Form

9.3	Appendix C: Bonus Eligibility Matrix
APPROVALS:

Susan L. Morse	A. Laurence Jones
SVP, Human Resources	President and Chief Executive Officer